Exhibit 10.18

                                      NOTE



Date:                June 6, 2002

Maker:               Claimsnet.com, Inc.

Payee:               National Financial Corporation

Place for Payment:   12801 N. Central Expressway, Suite 1515, Dallas,
                     Dallas County, Texas 75243

Principal Amount:    Sixty thousand dollars ($60,000,00)


Annual Interest Rate on Unpaid Principal from Date of Funding: Nine and one-half percent (9.5%)

Terms of Payment: Principal and interest shall be due and payable September 30, 2002, interest being calculated on the unpaid principal balance to the date of each installment paid, and the payment made credited first to the discharge of interest accrued and the balance to the reduction of the principal. Accrued and unpaid interest shall be computed on the basis of the actual days elapsed in a year consisting of 365 days on the principal.

Annual Interest Rate on Matured, Unpaid Amounts: The highest rate allowed by law.

Security for Payment:   None

         Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

         On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, this note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protest, and notices of protest.

         If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due. Reasonable attorney's fees shall be 10.0% of all amounts due unless either party pleads otherwise.




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         Nothing in this note shall  authorize  the  collection  of  interest in excess of the highest rate allowed by law.

         Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such pre-payment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.

         Each Maker is responsible for the entire amount of this note.

         The terms Maker and Payee and other nouns and pronouns include the plural if more than one.

         Maker shall not be deemed to be in default of this note unless and until Maker shall have been given seven (7) days written notice and opportunity to cure such default, via certified mail return receipt requested.


                                 Claimsnet.com, Inc.




                                 By:

                                 Paul W. Miller, CEO and President
                                 MAKER



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